Exhibit 99.1

Allos Therapeutics Appoints Pablo J. Cagnoni, M.D. as Chief Medical Officer

WESTMINSTER, Colo., March 20 /PRNewswire-FirstCall/ — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the appointment of Pablo J. Cagnoni, M.D. as Senior Vice President, Chief Medical Officer. In this position, Dr. Cagnoni will lead the company’s clinical development functions, including clinical operations, medical affairs and biometrics.

“We are delighted to welcome Pablo to Allos,” said Paul L. Berns, President and CEO. “Pablo’s extensive oncology drug development experience and demonstrated track record of building clinical development organizations will be extremely valuable as we look to advance our product candidates, seek new drugs for development and continue to work to deliver promising new therapies to cancer patients.”

Dr. Cagnoni brings to Allos nearly twenty years of drug development experience in oncology in both industry and academia. From 2004 to 2007, Dr. Cagnoni held several key management positions with OSI Pharmaceuticals, Inc., serving most recently as Chief Medical Officer and Vice President, Clinical Research and Medical Affairs. During his tenure at OSI, among other responsibilities, Dr. Cagnoni oversaw all of the company’s clinical development and medical affairs activities relating to Tarceva(R). From 2001 to 2004, Dr. Cagnoni held key roles in clinical development with Allos, serving most recently as Vice President, Clinical Development. Prior to that, Dr. Cagnoni was Assistant Professor of Medicine in the Division of Oncology at the University of Colorado, where he also served as Assistant Director of the Pharmacology Laboratory and member of the Bone Marrow Transplant Program. Dr. Cagnoni graduated Summa Cum Laude from the University of Buenos Aires Medical School and received training in Hematology and Oncology at Mount Sinai Medical Center in New York and in Bone Marrow Transplantation at the University of Colorado. Dr. Cagnoni has authored over 50 publications, numerous book chapters and has lectured extensively in several areas related to clinical oncology and drug development.

“I am thrilled to accept this position and return to Allos to lead the company’s research and development activities,” said Dr. Cagnoni. “I believe Allos has a promising pipeline of product candidates that have the potential to address areas of significant unmet medical need.”

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma. The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

NASDAQ Notice

In connection with the commencement of Dr. Cagnoni’s employment, on March 19, 2007, the Company granted Dr. Cagnoni 75,000 shares of restricted stock and options to purchase 300,000 shares of common stock under the Company’s 2006 Inducement Award Plan. Dr. Cagnoni’s restricted stock vests over a four-year period, with 25% of the restricted stock vesting on each of the first four anniversaries of the date of grant. Dr. Cagnoni’s options have an exercise price of $6.17 per share, which equals the closing sale price of a share of the Company’s common stock on the date of grant, and are non-qualified options for tax purposes. The options have a ten year term, and vest over a four year period, with 25% of such options vesting one year after the date of grant, and the remaining 75% of such options vesting in equal monthly installments thereafter over the next three years. Any unvested portions of the restricted stock and options will be forfeited upon the termination of Dr. Cagnoni’s employment with the Company, except if the Company (or any surviving or acquiring corporation) terminates Dr. Cagnoni’s employment without cause or if he resigns for good reason within one month prior to or thirteen months following a change in control of the Company, in which case the restricted stock and options will vest in full. The restricted stock and options were approved by the Compensation Committee of the Company’s Board of Directors, and were granted without stockholder approval pursuant to NASD Marketplace Rule 4350(i)(1)(A)(iv).

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to Dr. Cagnoni’s potential impact on the future growth and success of the Company; the potential safety, efficacy and marketability of the Company’s product candidates; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, that the Company’s product candidates are in various stages of development and may never be fully developed in a manner suitable for commercialization. If the Company is unable to develop, receive approval for, or successfully commercialize any of its product candidates, it will be unable to generate meaningful revenue from product sales and may never become profitable. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYN(TM) and the Allos logo are trademarks of Allos Therapeutics, Inc.

SOURCE Allos Therapeutics, Inc.
CONTACT:
Jennifer Neiman, Manager,
Corporate Communications of Allos Therapeutics,
+1-720-540-5227,
jneiman@allos.com
Web site: http://www.allos.com